EXHIBIT 10.3

Summary of Executive Compensation

The following is a summary of the revised base salary compensation of Adept’s executive officers, approved April 1, 2009.

Current Executive Officers	Revised Annual Base Salary
John Dulchinos
President and Chief Executive Officer	$185,250
Lisa M. Cummins
Vice President of Finance and Chief Financial Officer	$176,000
Joachim Melis
Vice President of Worldwide Sales	€112,000
David Pap Rocki
Vice President of Worldwide Operations	$138,110